UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2014

AUDIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35528	91-2061537
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

331 Fairchild Drive

Mountain View, CA 94043

(Address of principal executive offices) (Zip code)

(650) 254-2800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

In a press release dated July 11, 2014, Audience, Inc. (“Audience” or the “Company”) announced that on July 11, 2014, the Company completed the merger contemplated by the Agreement and Plan of Merger (the “Agreement”) by and among the Company, Alameda Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), Sensor Platforms, Inc., a Delaware corporation (“Sensor Platforms”), and the stockholders’ agent listed therein whereby Merger Sub merged with and into Sensor Platforms, the separate corporate existence of Merger Sub ceased and Sensor Platforms continued as the surviving corporation as a wholly-owned subsidiary of the Company.

At the effective time, the Company paid approximately $41 million of cash (after certain adjustments calculated as of the closing pursuant to the Agreement) less (i) $4.1 million deposited into an escrow account to be held for 12 months after the closing date to satisfy any indemnification claims and (ii) $0.1 million as an expense fund for the stockholders’ agent to acquire Sensor Platforms.

In connection with the merger and in accordance with NASDAQ Marketplace Rule 5635(c), the Company assumed restricted stock units (“RSUs”) granted to each continuing employee of Sensor Platforms, upon the closing of the acquisition, for an aggregate of 208,630 shares of common stock. These RSUs were granted outside of the existing Audience stock plans and without stockholder approval pursuant to NASDAQ Marketplace Rule 5635(c)(4) with the following terms: 150,147 of the granted RSUs will vest over three years; and 58,483 of the RSUs will vest over four years, in either case subject to continued service with Audience or any subsidiary of Audience. In connection with the merger, Audience also assumed the Sensor Platforms 2004 Stock Option Plan, pursuant to which it may make future inducement grants, and vested and outstanding options to purchase Sensor Platforms common stock held by certain Sensor Platforms employees at the time of the merger were assumed by the Company and converted into options to purchase shares of Audience common stock based on an option exchange ratio. Audience has agreed to file a registration statement on Form S-8 following the closing in order to register the shares of Audience common stock issuable upon the exercise of the assumed Sensor Platforms options and those shares of Audience common stock underlying the assumed Sensor Platforms restricted stock units.

The foregoing is a summary of the terms of the Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference and does not purport to summarize or include all terms of the Agreement or to identify or summarize all of the other agreements related to the Transaction.

A copy of the press release is attached hereto as Exhibit 99.1 of this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The balance sheet, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2013 of Sensor Platforms, the related notes thereto, and the report of independent auditors related thereto with respect to the audited financial statements of Sensor Platforms will be filed by an amendment to this Current Report on Form 8-K not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

The unaudited balance sheet as of June 30, 2014, and the related unaudited statements of operations, stockholders’ equity and cash flows for the six months ended June 30, 2014 and 2013 of Sensor Platforms will be filed by an amendment to this Current Report on Form 8-K not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

The unaudited pro forma condensed combined balance sheet as of June 30, 2014, the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2013 and the six months ended June 30, 2014, and the related notes thereto, of the Company after giving effect to the acquisition of Sensor Platforms will be filed by an amendment to this Current Report on Form 8-K not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(d)	Exhibits

Exhibit No.	Description

2.1*	Agreement and Plan of Merger by and among Audience, Inc., Alameda Acquisition Corp., Sensor Platforms, Inc. and the stockholders’ agent listed therein.

99.1	Press release of Audience, Inc. dated July 11, 2014.

*	Schedules and Exhibits to the Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Audience hereby undertakes to furnish supplementally copies of any of the omitted Schedules and Exhibits upon request by the staff of the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUDIENCE, INC.

Date: July 17, 2014	By:	/s/ Craig Factor
	Name:	Craig Factor
	Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Agreement and Plan of Merger by and among Audience, Inc., Alameda Acquisition Corp., Sensor Platforms, Inc. and the stockholders’ agent listed therein.

99.1	Press release of Audience, Inc. dated July 11, 2014.

*	Schedules and Exhibits to the Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Audience hereby undertakes to furnish supplementally copies of any of the omitted Schedules and Exhibits upon request by the staff of the Securities and Exchange Commission.